Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Digital Realty Trust, Inc. of our reports dated May 28, 2004 for Ardenwood Corporate Park, ASM Lithography Facility, AT&T Web Hosting Facility, Granite Tower, Stanford Place II, 100 Technology Center Drive, Carrier Center, Comverse Technology Building, Savvis Data Center, and Webb at LBJ, dated July 19, 2004 for AboveNet Data Center and dated June 23, 2004 for 200 Paul Avenue and 1100 Space Park Drive, with respect to the statements of revenue and certain expenses of Ardenwood Corporate Park, ASM Lithography Facility, AT&T Web Hosting Facility, Granite Tower, and Stanford Place II for the year ended December 31, 2002 and the statements of revenue and certain expenses of 100 Technology Center Drive, Carrier Center, Comverse Technology Building, Savvis Data Center, Webb at LBJ, AboveNet Data Center, 200 Paul Avenue, and 1100 Space Park Drive for the year ended December 31, 2003, which reports appear in the registration statement number 333-117865 on Form S-11, as amended, of Digital Realty Trust, Inc. Our reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

/s/ KPMG LLP

Los Angeles, California

December 14, 2004